Exhibit 99.1

NEWS RELEASE

For information contact:

Kevin B. Habicht

Chief Financial Officer

(407) 265-7348

November 18, 2021

KAMAU WITHERSPOON APPOINTED TO BOARD OF DIRECTORS

OF NATIONAL RETAIL PROPERTIES, INC.

Orlando, Florida, November 18, 2021 – National Retail Properties, Inc. (NYSE: NNN), a real estate investment trust, today announced that Kamau Witherspoon was appointed to the Board of Directors.

“We are delighted that Kamau Witherspoon has agreed to join the Board of Directors of National Retail Properties,” said Jay Whitehurst, President and Chief Executive Officer. “Drawing on his experiences with Target, Yum Brands and the U.S. Navy, Kamau will bring valuable insights to our business strategy and execution. I look forward to working with Kamau as we continue to grow the company.”

“I am pleased to join Jay in welcoming Kamau Witherspoon to the Board of Directors of National Retail Properties. Kamau’s talents and perspective will further strengthen our Board as we look ahead to NNN’s continued growth and success,” said Steve Cosler, Chairman.

Mr. Witherspoon is a Senior Vice President of Operations at Target Corporation, serving in that role since 2018. He previously served in various roles at Target Corporation from 2007 to 2015, including Senior Director of Store Operations. Between 2015 and 2018, Mr. Witherspoon was Chief Restaurant Excellence Officer, KFC U.S., with Yum! Brands, Inc., and Senior Vice President of Operational Performance & Readiness at UnitedHealth Group. Mr. Witherspoon served in the United States Navy from 1996 to 2007, rising to the rank of Lieutenant Commander. He is a graduate of Morehouse College, and received his MBA from Old Dominion University.

450 S. Orange Ave., Suite 900 Orlando, FL 32801
(800) NNN-REIT www.nnnreit.com

National Retail Properties invests primarily in high-quality retail properties subject generally to long-term, net leases. As of September 30, 2021, the company owned 3,195 properties in 48 states with a gross leasable area of approximately 33.0 million square feet and with a weighted average remaining lease term of 10.6 years. For more information on the company, visit www.nnnreit.com.